SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated July 13, 2017 between
ETF SERIES SOLUTIONS
and
NATIONWIDE FUND ADVISORS

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Nationwide Risk‐Based U.S. Equity ETF	0.30%
Nationwide Risk‐Based International Equity ETF	0.42%
Nationwide Maximum Diversification U.S. Core Equity ETF	0.34%
Nationwide Maximum Diversification International Core Equity ETF	0.44%
Nationwide Maximum Diversification Emerging Markets Core Equity ETF	0.64%
Nationwide Nasdaq-100® Risk-Managed Income ETF	0.68%
Nationwide S&P 500® Risk-Managed Income ETF	0.68%
Nationwide Dow Jones® Risk-Managed Income ETF	0.68%
Nationwide Russell 2000® Risk-Managed Income ETF	0.68%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of October 14, 2021.

NATIONWIDE FUND ADVISORS By: /s/ Lee T. Cummings Name: Lee T. Cummings Title: Senior Vice President
ETF SERIES SOLUTIONS By: /s/ Michael D. Barolsky Name: Michael D. Barolsky Title: Vice President